Exhibit 23.4

Consent of Independent Certified Public Accountants

We have issued our report dated March 28, 2014, with respect to the financial statements of Five Long Island Properties, LLC, included in the Current Report on Form 8-K/A of NorthStar Healthcare Income, Inc. filed with the Securities and Exchange Commission on October 2, 2014, which is incorporated by reference in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 (File No. 333-199125). We hereby consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Cerini & Associates, LLP
Cerini & Associates, LLP
Bohemia, New York
February 4, 2015